Exhibit 99

MORTGAGE AND OTHER NOTES PAYABLE
INCLUDING WEIGHTED INTEREST RATES AT SEPTEMBER 30, 2005
(in millions of dollars, amounts may not add due to rounding)

		100%	Beneficial Interest	Effective Rate	(a)	LIBOR Rate
		9/30/05	9/30/05	9/30/05		Spread	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	Total
Consolidated Fixed Rate Debt:

Beverly Center Great Lakes Crossing International Plaza MacArthur Center Regency Square Stony Point Fashion Park The Mall at Short Hills The Mall at Wellington Green	50.10% 95.00% 90.00%	347.5 145.8 183.0 141.5 79.1 113.6 259.2 200.0	347.5 145.8 91.5 134.7 79.1 113.6 259.2 180.0	5.28% 5.25% 4.38% 6.83% 6.75% 6.24% 6.70% 5.44%	(b) (c)		0.6 0.4 0.6 0.3 0.3 0.9	3.9 2.3 1.6 2.6 1.1 1.4 3.7	4.8 2.5 1.7 2.7 1.1 1.5 4.0	5.0 2.6 87.8 2.8 1.2 1.5 4.2	5.4 2.7 3.0 1.3 1.6 246.4	5.7 2.9 122.9 1.4 1.8	6.0 3.0 72.8 1.9	6.3 3.2 2.0	6.6 126.0 2.1	303.8 99.5	180.0	347.5 145.8 91.5 134.7 79.1 113.6 259.2 180.0

Total Consolidated Fixed Weighted Rate Consolidated Floating Rate Debt: Dolphin Mall Northlake Oyster Bay The Shops at Willow Bend The Shops at Willow Bend TRG Revolving Credit TRG Revolving Credit		1,469.7 5.74% 141.9 89.4 54.9 96.8 48.4 20.5 90.0	1,351.4 5.83% 141.9 89.4 54.9 96.8 48.4 20.5 90.0	5.92% 5.51% 5.69% 5.27% 7.52% 4.88% 4.49%	(d) (e) (e) (f) (g) (h) (e)	2.15% 1.75% 2.00% 1.50% 3.75% 0.80%	3.1 6.11% 0.6 54.9 0.4 0.2	16.5 5.92% 141.3 (i) 96.4 48.2	18.3 5.90% (j) 89.4 (k) (k)	105.2 4.66% (k) 20.5 90.0	260.5 6.65% (l)	134.6 6.72%	83.7 6.58%	11.4 5.44%	134.8 5.27%	403.3 5.52%	180.0 5.44%	1,351.4 141.9 89.4 54.9 96.8 48.4 20.5 90.0

Total Consolidated Floating Weighted Rate Total Consolidated Weighted Rate		541.8 5.58% 2,011.6 5.70%	541.8 5.58% 1,893.2 5.76%				56.1 5.70% 59.1 5.23%	285.9 5.97% 302.5 5.45%	89.4 5.51% 107.6 5.13%	110.5 4.56% 215.7 4.33%	260.5 6.65%	134.6 6.70%	83.7 6.58%	11.4 5.44%	134.8 5.27%	403.3 5.52%	180.0 5.44%	541.8 1,893.2

Joint Ventures Fixed Rate Debt:

Arizona Mills Cherry Creek Shopping Center Fair Oaks Mall at Millenia Sunvalley Westfarms	50.00% 50.00% 50.00% 50.00% 50.00% 78.94%	139.8 174.6 140.0 210.0 130.4 202.1	69.9 87.3 70.0 105.0 65.2 159.6	7.90% 7.68% 6.60% 5.46% 5.67% 6.10%			0.2 0.3 0.3 0.5	0.8 87.0 1.0 2.3	0.9 1.0 2.4	0.9 70.0 0.9 1.1 2.6	1.0 1.4 1.2 2.7	66.0 1.5 1.2 2.9	1.6 1.3 3.1	1.6 58.1 143.0	98.1			69.9 87.3 70.0 105.0 65.2 159.6

Total Joint Venture Fixed Weighted Rate Joint Ventures Floating Rate Debt: Other		996.9 6.51% 4.5	556.9 6.46% 2.4	6.39%			1.3 6.62% 0.2	91.1 7.62% 0.9	4.3 6.36% 0.7	75.5 6.57% 0.3	6.3 6.17% 0.3	71.7 7.73%	6.0 5.84%	202.7 5.97%	98.1 5.46%			556.9 2.4

Total Joint Venture Floating Weighted Rate Total Joint Venture Weighted Rate		4.5 6.39% 1,001.3 6.51%	2.4 6.39% 559.3 6.46%				0.2 6.39% 1.6 6.54%	0.9 6.39% 92.0 7.60%	0.7 6.39% 5.0 6.30%	0.3 6.39% 75.8 6.57%	0.3 6.39% 6.6 6.16%	71.7 7.73%	6.0 5.84%	202.7 5.97%	98.1 5.46%			2.4 559.3

TRG Beneficial Interest Totals Fixed Rate Debt Floating Rate Debt Total		2,466.6 6.05% 546.3 5.59% 3,012.9 5.97%	1,908.3 6.02% 544.2 5.58% 2,452.5 5.92% Average Maturity		6.27 =====		4.4 6.27% 56.3 5.70% 60.7 5.74%	107.6 7.36% 286.8 5.97% 394.4 6.35%	22.6 5.99% 90.0 5.52% 112.6 5.61%	180.6 5.46% 110.8 4.57% 291.4 5.12%	266.8 6.64% 0.3 6.39% 267.1 6.64%	206.3 7.07% 206.3 7.07%	89.7 6.53% 89.7 6.53%	214.1 5.94% 214.1 5.94%	232.9 5.35% 232.9 5.35%	403.3 5.52% 403.3 5.52%	180.0 5.44% 180.0 5.44%	1,908.3 544.2 2,452.5
(a)	Includes the impact of interest rate swaps, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt, or interest rate cap premiums.
(b)	Debt is reduced by $0.3 million of purchase accounting discount from acquisition which increases the stated rate on the debt of 4.21% to an effective rate of 4.38%.
(c)	Debt includes $3.8 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 7.59% to an effective rate of 6.83%.
(d)	The debt is floating month to month at LIBOR plus spread and the entire debt balance is capped at 7% plus spread. The debt is additionally capped at 7% plus spread for the forecasted extension period of one year.
(e)	LIBOR rate floats month to month.
(f)	LIBOR rate is floating month to month. $95.2 million of this debt is capped at 4.6% plus spread to July 2006. The debt is additionally capped at 7% plus spread for the forecasted extension period of one year.
(g)	LIBOR rate is floating month to month. $47.6 million of this debt is capped at 5.75% plus spread to July 2006.
(h)	Rate floats daily.
(i)	If construction commences prior to 12/31/05, the maturity date is automatically extended from 12/31/05 to three years from the commencement of construction.
(j)	Maturity date may be extended for a total of 3 years.
(k)	Maturity date may be extended for a total of 2 years.
(l)	Maturity date may be extended for 1 year.